Exhibit 99.1

News Release

American Homes 4 Rent Reports Third Quarter 2022 Financial and Operating Results
Supports Hurricane Ian Recovery and Clean-Up Efforts Throughout Our Impacted Communities
LAS VEGAS, November 3, 2022—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter ended September 30, 2022.
Highlights
•Rents and other single-family property revenues increased 15.3% year-over-year to $391.6 million for the third quarter of 2022.
•Net income attributable to common shareholders totaled $50.7 million, or $0.14 per diluted share, for the third quarter of 2022, compared to $36.9 million, or $0.11 per diluted share, for the third quarter of 2021.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 11.6% year-over-year to $0.39 per FFO share and unit for the third quarter of 2022 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 9.8% year-over-year to $0.33 per FFO share and unit for the third quarter of 2022.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 9.3% year-over-year for the third quarter of 2022.
•Achieved Same-Home Average Occupied Days Percentage of 97.1% in the third quarter of 2022, while generating 12.5% rate growth on new leases.
•Delivered a total of 501 high-quality and energy efficient newly constructed homes from our AMH Development program to our wholly-owned portfolio and unconsolidated joint ventures in the third quarter of 2022.
•Hurricane Ian impacted certain properties in our Florida and Carolinas markets, resulting in net hurricane-related charges of $6.1 million during the quarter, which have been excluded from Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and our total and Same-Home operating results (see Hurricane Update).
•Supported Hurricane Ian recovery and clean-up efforts, including employee volunteerism and corporate donations to the American Red Cross and other nonprofit organizations.
•Revised Full Year 2022 Guidance to reflect higher than expected property tax growth in the state of Texas (see 2022 Guidance section).
“We are extending our thoughts to all those impacted by Hurricane Ian and thank our teams for their hard work to ensure safety for both our residents and team members,” stated David Singelyn, Chief Executive Officer of American Homes 4 Rent. “Demand for single-family rental homes continues to remain strong relative to pre-pandemic levels. In addition, our differentiated internal development program provides a multi-year runway of attractive growth. Looking ahead, American Homes 4 Rent is well-positioned, through its diversified portfolio footprint and scalable operating platform, to take advantage of the likely opportunities arising from the economic uncertainty and disruption the country is experiencing today.”
Third Quarter 2022 Financial Results
Net income attributable to common shareholders totaled $50.7 million, or $0.14 per diluted share, for the third quarter of 2022, compared to $36.9 million, or $0.11 per diluted share, for the third quarter of 2021. This increase was primarily due to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as higher net gains on property sales, partially offset by $6.1 million of hurricane-related charges, net in the third quarter of 2022.
Rents and other single-family property revenues increased 15.3% to $391.6 million for the third quarter of 2022, compared to $339.6 million for the third quarter of 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 55,321 homes for the third quarter of 2022, compared to 52,889 homes for the third quarter of 2021, as well as higher rental rates and lower uncollectible rents.
Core NOI from our total portfolio increased 16.5% to $210.8 million for the third quarter of 2022, compared to $181.0 million for the third quarter of 2021. This growth was driven by a 14.9% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and lower uncollectible rents, partially offset by a 12.2% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.7% to $268.9 million for the third quarter of 2022, compared to $249.8 million for the third quarter of 2021, which was driven by an 8.1% increase in Average Monthly Realized Rent per property, partially offset by a 30 basis point decrease in Average Occupied Days Percentage. This growth was further benefited by approximately (i) 20 basis points of contribution from higher fees and (ii) 20 basis points from lower uncollectible rents, which resulted in 8.1% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 6.1% to $96.4 million for the third quarter of 2022, compared to $90.8 million for the third quarter of 2021. As a result, Core NOI from Same-Home properties increased 9.3% to $175.2 million for the third quarter of 2022, compared to $160.3 million for the third quarter of 2021.
Core FFO attributable to common share and unit holders was $155.2 million, or $0.39 per FFO share and unit, for the third quarter of 2022, compared to $131.0 million, or $0.35 per FFO share and unit, for the third quarter of 2021. Adjusted FFO attributable to common share and unit holders was $132.1 million, or $0.33 per FFO share and unit, for the third quarter of 2022, compared to $113.3 million, or $0.30 per FFO share and unit, for the third quarter of 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents.
Year-to-Date 2022 Financial Results
Net income attributable to common shareholders totaled $163.2 million, or $0.47 per diluted share, for the nine-month period ended September 30, 2022, compared to $87.2 million, or $0.27 per diluted share, for the nine-month period ended September 30, 2021. This increase was primarily due to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as higher net gains on property sales and lower financing costs and noncash charges resulting from the redemptions of our Series F perpetual preferred shares in the second quarter of 2022 and our Series D and Series E perpetual preferred shares in the second quarter of 2021, partially offset by $6.1 million of hurricane-related charges, net in the third quarter of 2022.
Rents and other single-family property revenues increased 14.9% to $1.1 billion for the nine-month period ended September 30, 2022, compared to $965.8 million for the nine-month period ended September 30, 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 54,658 homes for the nine-month period ended September 30, 2022, compared to 52,269 homes for the nine-month period ended September 30, 2021, as well as higher rental rates and lower uncollectible rents.
Core NOI from our total portfolio increased 16.3% to $613.2 million for the nine-month period ended September 30, 2022, compared to $527.4 million for the nine-month period ended September 30, 2021. This growth was driven by a 14.8% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and lower uncollectible rents, partially offset by a 12.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.7% to $790.6 million for the nine-month period ended September 30, 2022, compared to $734.2 million for the nine-month period ended September 30, 2021, which was driven by a 7.9% increase in Average Monthly Realized Rent per property, partially offset by a 20 basis point decrease in Average Occupied Days Percentage. This growth was further benefited by approximately (i) 20 basis points of contribution from higher fees and (ii) 100 basis points from lower uncollectible rents, which resulted in 8.9% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 6.4% to $277.3 million for the nine-month period ended September 30, 2022, compared to $260.6 million for the nine-month period ended September 30, 2021. As a result, Core NOI from Same-Home properties increased 10.2% to $521.2 million for the nine-month period ended September 30, 2022, compared to $472.8 million for the nine-month period ended September 30, 2021.
Core FFO attributable to common share and unit holders was $458.3 million, or $1.15 per FFO share and unit, for the nine-month period ended September 30, 2022, compared to $370.7 million, or $0.99 per FFO share and unit, for the nine-month period ended September 30, 2021. Adjusted FFO attributable to common share and unit holders was $406.8 million, or $1.02 per FFO share and unit, for the nine-month period ended September 30, 2022, compared to $328.3 million, or $0.88 per FFO share and unit, for the nine-month period ended September 30, 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as lower financing costs resulting from the redemptions of our Series F perpetual preferred shares in the second quarter of 2022 and our Series D and Series E perpetual preferred shares in the second quarter of 2021.
Portfolio
Average Occupied Days Percentage was 95.7% for the third quarter of 2022, compared to 96.0% for the second quarter of 2022.
Investments
As of September 30, 2022, the Company’s wholly-owned portfolio consisted of 58,961 homes, compared to 58,715 homes as of June 30, 2022, an increase of 246 homes during the third quarter of 2022, which included 265 newly constructed homes delivered through our AMH Development Program and 145 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 164 homes sold to third parties. During the third quarter of 2022, we also developed an additional 236 newly constructed properties which were delivered to our unconsolidated joint ventures, aggregating to 501 total program deliveries through our AMH Development Program. As of September 30, 2022, the Company had 1,057 properties held for sale and 2,271 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
In September 2022, the Company issued and physically settled 5,000,000 Class A common shares under the January 2022 forward sale agreements, receiving net proceeds of $185.6 million. As of September 30, 2022, 8,000,000 Class A common shares remained available for future settlement under the January 2022 forward sale agreements.
As of September 30, 2022, the Company had cash and cash equivalents of $97.2 million and had total outstanding debt of $4.5 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.0% and a weighted-average term to maturity of 12.6 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility and had estimated net proceeds of $297.1 million available from future settlement under the January 2022 forward sale agreements at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the third quarter of 2022, the Company generated $59.8 million of Retained Cash Flow (defined below) and sold 164 properties generating $49.4 million of net proceeds.
Sustainability Update
During the third quarter of 2022, the Company continued to make great progress across its sustainability programs. In particular, we are evaluating science-based targets and energy efficient solutions, as well as formulating action plans that will serve as a guidepost to achieving net zero carbon emissions over time. Additionally, to date, we have installed solar on amenity centers and begun pioneering our first build to rent community with solar improvements on all homes.
Hurricane Update
Hurricane Ian impacted certain properties in our Florida and Carolinas markets during the third quarter of 2022. The Company’s property and casualty insurance policies provide coverage for wind and flood damage, as well as business interruption costs, during the period of remediation and repairs, subject to deductibles and limits. During the third quarter of 2022, the Company recorded a $6.1 million net hurricane-related charge, consisting of the Company’s $1.2 million insurance deductible and a $4.9 million estimated accrual for additional minor repair and remediation costs on properties not subject to the Company’s insurance claim.
Net hurricane-related charges recorded in the third quarter of 2022 have been excluded from Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and our total and Same-Home operating results.

2022 Guidance

Full Year 2022
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.54 - $1.58	$1.52 - $1.56
Core FFO attributable to common share and unit holders growth	13.2% - 16.2%	11.8% - 14.7%

Same-Home
Core revenues growth	7.75% - 9.25%	8.00% - 9.00%
Core property operating expenses growth	4.75% - 6.75%	7.00% - 8.50%
Core NOI growth	9.25% - 10.75%	8.25% - 9.75%

Full Year 2022
	Previous Guidance		Current Guidance
Investment Program	Properties	Investment	Properties	Investment
Wholly owned acquisitions	1,500 - 1,900	$600 - $800 million	1,500 - 1,800	$600 - $700 million
Wholly owned development deliveries	1,300 - 1,500	$400 - $500 million	1,275 - 1,325	$400 - $500 million
Wholly owned land and development pipeline	—	$300 - $400 million	—	$250 - $350 million
Pro rata share of JV and Property Enhancing Capex	—	$100 million	—	$100 million
Total capital investment (wholly owned and pro rata JV)	2,800 - 3,400	$1.4 - $1.8 billion	2,800 - 3,100	$1.35 - $1.65 billion
Total gross capital investment (JVs at 100%)	3,700 - 4,300	$1.5 - $2.0 billion	3,600 - 4,000	$1.45 - $1.85 billion
Full Year 2022 Guidance Commentary:
Operating Outlook:
•Same-Home core revenues growth outlook remains unchanged, as the Company’s portfolio continues to experience seasonally strong demand relative to pre-pandemic levels.
•Excluding property taxes, Same-Home core operating expense growth outlook remains unchanged.
•Including property taxes, the midpoint of Same-Home core operating expense growth has been increased by 200 basis points to reflect higher than expected property tax growth in the state of Texas. Despite passing the Texas Property Tax Reform and Transparency Act of 2019, which caps annual property tax revenue growth at 3.5% or below, recently available information now suggests wide divergence of increases between asset classes in 2022. As a result of this preliminary data, we now expect property taxes within our Texas portfolio to increase by over 20% this year. This estimate will be adjusted as actual tax bills are received throughout the remainder of the year.
•As a result of the increased 2022 property tax outlook, the midpoint of our full year Same-Home Core NOI growth outlook has been lowered by 100 basis points, resulting in a ($0.02) impact to Core FFO per share.
Investment Program:
•Development deliveries reflect modest reduction due to hurricane-related delays in certain Florida development projects. Additionally, the Company continues to execute on its moderated acquisition program and has modestly lowered property and land acquisition expectations, which are not expected to have a material impact on 2022 Full Year Core FFO per share.
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.

Additional Information
A copy of the Company’s Third Quarter 2022 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, November 4, 2022 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2022 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, November 18, 2022 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13733209#, or by using the link at www.americanhomes4rent.com, under “Investor relations.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leading single-family property owner, leasing operator, and build-to-rent developer. Recent achievements include being named one of the 2022 Best Workplaces in Real Estate™ by Fortune, a 2022 Great Place to Work®, a 2022 Top U.S. Homebuilder by Builder100, one of America’s Most Responsible Companies 2022 and America’s Most Trusted Companies 2022 by Newsweek and Statista, and a Top ESG Regional Performer by Sustainalytics. We are an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing, and managing homes as rental properties. As of September 30, 2022, we owned 58,961 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2022 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Single-family properties:
Land	$2,190,724	$2,062,039
Buildings and improvements	10,024,700	9,258,387
Single-family properties in operation	12,215,424	11,320,426
Less: accumulated depreciation	(2,310,014)	(2,072,933)
Single-family properties in operation, net	9,905,410	9,247,493
Single-family properties under development and development land	1,123,183	882,159
Single-family properties held for sale, net	189,991	114,907
Total real estate assets, net	11,218,584	10,244,559
Cash and cash equivalents	97,244	48,198
Restricted cash	160,476	143,569
Rent and other receivables	50,395	41,587
Escrow deposits, prepaid expenses and other assets	315,789	216,625
Investments in unconsolidated joint ventures	110,409	121,950
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$12,098,842	$10,962,433

Liabilities
Revolving credit facility	$—	$350,000
Asset-backed securitizations, net	1,895,269	1,908,346
Unsecured senior notes, net	2,493,898	1,622,132
Accounts payable and accrued expenses	567,240	343,526
Total liabilities	4,956,407	4,224,004

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 352,809,460 and 337,362,716 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	3,528	3,374
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2022 and December 31, 2021)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 and 15,400,000 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively)	92	154
Additional paid-in capital	6,926,629	6,492,933
Accumulated deficit	(464,444)	(438,710)
Accumulated other comprehensive income	1,455	1,814
Total shareholders’ equity	6,467,266	6,059,571
Noncontrolling interest	675,169	678,858
Total equity	7,142,435	6,738,429

Total liabilities and equity	$12,098,842	$10,962,433

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Rents and other single-family property revenues	$391,627	$339,563	$1,109,608	$965,790

Expenses:
Property operating expenses	152,065	134,694	414,978	369,966
Property management expenses	29,739	24,562	84,541	70,677
General and administrative expense	16,986	12,647	53,115	40,645
Interest expense	36,254	31,097	98,622	86,630
Acquisition and other transaction costs	4,482	3,279	18,114	11,093
Depreciation and amortization	109,319	94,494	313,688	275,682
Hurricane-related charges, net	6,133	—	6,133	—
Total expenses	354,978	300,773	989,191	854,693

Gain on sale and impairment of single-family properties and other, net	24,197	9,572	79,052	36,401
Other income and expense, net	819	139	6,765	1,738

Net income	61,665	48,501	206,234	149,236

Noncontrolling interest	7,464	5,869	24,119	14,012
Dividends on preferred shares	3,486	5,763	13,595	32,160
Redemption of perpetual preferred shares	—	—	5,276	15,879

Net income attributable to common shareholders	$50,715	$36,869	$163,244	$87,185

Weighted-average common shares outstanding:
Basic	348,944,055	324,002,538	347,730,579	320,267,903
Diluted	349,344,541	326,206,423	348,282,995	321,879,235

Net income attributable to common shareholders per share:
Basic	$0.14	$0.11	$0.47	$0.27
Diluted	$0.14	$0.11	$0.47	$0.27

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Third Quarter 2022 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2022 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and nine months ended September 30, 2022 and 2021 (amounts in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$50,715	$36,869	$163,244	$87,185
Adjustments:
Noncontrolling interests in the Operating Partnership	7,464	5,869	24,119	14,012
Gain on sale and impairment of single-family properties and other, net	(24,197)	(9,572)	(79,052)	(36,401)
Adjustments for unconsolidated joint ventures	448	723	(122)	1,554
Depreciation and amortization	109,319	94,494	313,688	275,682
Less: depreciation and amortization of non-real estate assets	(3,543)	(2,894)	(9,648)	(8,287)
FFO attributable to common share and unit holders	$140,206	$125,489	$412,229	$333,745
Adjustments:
Acquisition, other transaction costs and other	4,482	3,279	18,114	11,093
Noncash share-based compensation - general and administrative	3,390	1,557	13,352	7,722
Noncash share-based compensation - property management	1,015	680	3,146	2,278
Hurricane-related charges, net	6,133	—	6,133	—
Redemption of perpetual preferred shares	—	—	5,276	15,879
Core FFO attributable to common share and unit holders	$155,226	$131,005	$458,250	$370,717
Recurring Capital Expenditures	(22,479)	(16,921)	(49,616)	(39,789)
Leasing costs	(689)	(792)	(1,868)	(2,672)
Adjusted FFO attributable to common share and unit holders	$132,058	$113,292	$406,766	$328,256
Common distributions	(72,252)	(37,551)	(216,722)	(112,059)
Retained Cash Flow	$59,806	$75,741	$190,044	$216,197

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.35	$0.33	$1.03	$0.89
Core FFO attributable to common share and unit holders	$0.39	$0.35	$1.15	$0.99
Adjusted FFO attributable to common share and unit holders	$0.33	$0.30	$1.02	$0.88

Weighted-average FFO shares and units:
Common shares outstanding	348,944,055	324,002,538	347,730,579	320,267,903
Share-based compensation plan and forward sale equity contracts (1)	840,009	2,579,441	984,215	1,927,006
Operating partnership units	51,376,980	51,376,980	51,376,980	51,471,852
Total weighted-average FFO shares and units	401,161,044	377,958,959	400,091,774	373,666,761
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and nine months ended September 30, 2022 and 2021 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$391,627	$339,563	$1,109,608	$965,790
Tenant charge-backs	(62,014)	(52,723)	(157,423)	(136,532)
Core revenues	329,613	286,840	952,185	829,258
Less: Non-Same-Home core revenues	58,081	35,743	153,598	95,815
Same-Home core revenues	$271,532	$251,097	$798,587	$733,443

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$152,065	$134,694	$414,978	$369,966
Property management expenses	29,739	24,562	84,541	70,677
Noncash share-based compensation - property management	(1,015)	(680)	(3,146)	(2,278)
Expenses reimbursed by tenant charge-backs	(62,014)	(52,723)	(157,423)	(136,532)
Core property operating expenses	118,775	105,853	338,950	301,833
Less: Non-Same-Home core property operating expenses	22,399	15,037	61,602	41,201
Same-Home core property operating expenses	$96,376	$90,816	$277,348	$260,632

Core NOI and Same-Home Core NOI
Net income	$61,665	$48,501	$206,234	$149,236
Hurricane-related charges, net	6,133	—	6,133	—
Gain on sale and impairment of single-family properties and other, net	(24,197)	(9,572)	(79,052)	(36,401)
Depreciation and amortization	109,319	94,494	313,688	275,682
Acquisition and other transaction costs	4,482	3,279	18,114	11,093
Noncash share-based compensation - property management	1,015	680	3,146	2,278
Interest expense	36,254	31,097	98,622	86,630
General and administrative expense	16,986	12,647	53,115	40,645
Other income and expense, net	(819)	(139)	(6,765)	(1,738)
Core NOI	210,838	180,987	613,235	527,425
Less: Non-Same-Home Core NOI	35,682	20,706	91,996	54,614
Same-Home Core NOI	$175,156	$160,281	$521,239	$472,811

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com